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                                                                   EXHIBIT 10.48


                             AMENDED AND RESTATED
                         EMPLOYMENT AGREEMENT BETWEEN
                           MEDALLION FINANCIAL CORP.
                                      AND
                                ALLEN S. GREENE


This amended and restated employment agreement dated as of August 29, 1998 is by and between Medallion Financial Corp., a Delaware corporation (the "Company"), and Allen S. Greene, an individual residing at [OMITTED] (the "Executive").

1. Employment.  The Company shall employ the Executive, and the Executive agrees
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   to serve the Company, on the terms and conditions set forth herein. The
   Executive shall serve as Senior Executive Vice President and Chief Operating Officer of the Company and shall be based at the Company's headquarters in New York City. The Executive hereby accepts such employment hereunder, except for absences occasioned by illness and reasonable vacation periods, and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time reasonably assign to him. Subject to the general direction of the Board of Directors of the Company or any person to whom the Board delegates its authority, the Executive shall use his best efforts, including the highest standards of professional competence and integrity, and shall devote his full business time and effort to the performance of his duties hereunder. The Executive shall not engage in any other business activity except that the Executive may engage from time to time in such personal investment activities as do not interfere with his day to day responsibilities to the Company. The Executive shall be allowed to serve as an independent member of the boards of directors of other companies with the prior approval of the Chief Executive Officer of the Company.


2. Compensation and Benefits.
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   2.1  Salary.   During the Term (as defined below) of this Agreement, the
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        Executive shall be paid a salary at the rate of $250,000 per annum ("the
        Base Salary"), payable as customarily paid by the Company. During the Term of this Agreement, executive's base salary shall be reviewed at least annually. The first such review will be made no later than May 29, 1999 and thereafter the Base Salary shall be reviewed on or before May
        29 of each succeeding year. The Company, in its sole discretion, may increase, but not decrease the base salary.

   2.2  Bonus.    In addition to his Base Salary, the Executive may be entitled
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        to bonuses at times and amounts determined in the discretion of the
        Board of Directors of the Company.


   2.3  Benefits.  The Executive shall be entitled to participate in all
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        employee benefit programs or plans maintained by the Company from time to time on the same basis as other similarly situated executive employees of the Company. If the Executive elects not to participate in any health, life, disability or other insurance plan provided by the
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        Company, the Company will pay or reimburse the Executive for the direct premium cost of Executive's participation in any other similar plan outside the Company. The Company will pay or reimburse the lease cost of the automobile currently leased by the Executive and upon expiration or termination of the lease will continue to provide the Executive with a suitable automobile for his business or and personal use. The Company will pay or reimburse all maintenance, insurance, garage and other operating expenses of the automobile currently leased by Executive or any replacement provided by the Company hereunder. The Executive will be entitled to 6 weeks paid vacation per year.

   2.4  Reimbursement of Expenses.  The Company shall reimburse the Executive
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        in accordance with its general reimbursement policies for all ordinary and necessary expenses incurred by the Executive on behalf of the Company upon the presentation of appropriate supporting documentation.

   2.5  Stock  Options.   Pursuant to a Stock Option Agreement in customary
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        form, the Company will grant to the Executive pursuant and subject to its 1996 Stock Option Plan, as amended, stock options to purchase up to 25,000 additional shares of the Company's common stock. The options shall have a term of 10 years, and shall vest over a period of 5 years in equal installments at the end of each full year with the first installment vesting on the August 29, 1999 subject to earlier vesting under the circumstances described in Section 3 below or such earlier date as the Board of Directors may designate.

3. Term; Termination; Rights upon Termination.
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   3.1  Term.  The term (the "Term") of employment of the Executive hereunder
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        shall commence as of the date first above written and shall continue until August 29, 2001 unless terminated earlier in accordance with the provisions hereof. This Agreement shall be renewed automatically for additional one (1) year terms, unless otherwise terminated by either party by written notice to the other given at least one year prior to the expiration of the then current term.

   3.2  Termination.    The Company may at any time, terminate the employment of
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        the Executive under this Agreement for Cause (as defined below), or without cause, immediately and without any requirement of notice. The Executive may at any time, upon 30 days prior written notice terminate his employment under this Agreement with or without reason. The rights and obligations of the parties upon any termination of the Executive's employment shall be as set forth in Section 3.3. For purposes of this Agreement the term "Cause" shall mean (i) any act of dishonesty or gross and willful misconduct with respect to the Company, including without limitation, fraud or theft, on the part of the Executive,(ii) conviction of the Executive of a felony, or (iii) the Executive's failure to perform his assigned duties hereunder after notice and a 30 day opportunity to cure.

   3.3  Rights Upon Termination.   In the event that:
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        (a)     The employment of the Executive is terminated by the Company
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             without Cause or by the Executive upon any change by the Company in
             Executives function, duties or responsibilities, which change would cause Executive's position with the Company to become one of lesser responsibility, importance or scope from the position described in
             Section 1, then, for the remainder of the then current term of employment hereunder, (i) the Company shall pay to the Executive, at the time otherwise due under Section 2, all Base Salary at the rate in effect at the time of termination and (ii) the Company shall provide to the Executive all benefits described in Section
             2.3. In addition the vesting of stock options described in Section 2.5, and those granted previously, shall accelerate such that 100% of such options shall automatically vest on the date of such termination. The obligations of the Company pursuant to this
             Section 3.3(a) shall be in lieu of any other rights of the Executive hereunder to compensation or benefits in respect of any period before or after the date of such termination.

        (b) The Executive's employment terminates by reason of death or disability, then the Company shall pay and provide to the Executive or Executive's estate or other successor in interest at the time otherwise due under Section 2 all Base Salary and benefits due to the Executive under Section 2 through the end of the sixth month after the month in which the termination occurs, but reduced in the case of disability by any payments received under any disability plan, program or policy paid for by the Company. . In addition the vesting of stock options described in Section 2.5,and those that were previously granted, shall accelerate such that (i) 50% of such options less those that have already vested in accordance with their terms, shall automatically vest on the date of such termination. If such termination occurs prior to December 31,1998,
             (ii) 75% of such options, less those that have already vested in accordance with their terms, shall automatically vest if such termination occurs prior to December 31,1999, and (iii) 100% of such options, less those that have already vested in accordance with their terms, shall automatically vest if this agreement is renewed and such termination occurs prior to December 31,2000. The obligations of the Company pursuant to this Section 3.3(b) shall be and in lieu of any other rights of the Executive hereunder to compensation or benefits in respect of any period before or after the date of such termination and in lieu of any severance payment, and no other compensation of any kind or any other amounts shall be due to the Executive by the Company under this Agreement. For purposes of this Agreement, the term "disability" shall mean the Executive's failure to perform the services contemplated by this Agreement as a result of his physical or mental illness or incapacity for a period of 6 consecutive months, or a total of 240 days in any 365 day period.

        (c) The employment of the Executive is terminated by the Company for Cause, or by the Executive other than under circumstances described in Section 3.3(a) or (b) above, the Executive shall not be entitled to compensation or benefits granted hereunder beyond the date of the termination of the Executive's employment.

        (d) Upon the occurrence of a Change in Control as defined in Section 7, occurs, Executive's employment shall automatically terminate and the Company
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             shall pay Executive or in the event of his subsequent death, his beneficiary, or his estate, as the case may be, as severance pay or liquidated damages, or both a sum equal to 2.99 times: the sum of an amount equal to (i) Executive's Base Salary in effect immediately prior to the Change in Control plus (ii) the bonus paid to Executive in the fiscal year prior to the Change in Control, or if a bonus has been paid in the fiscal year in which the Change of Control occurs, such bonus, whichever is greater. The foregoing severance/liquidated damages payment(s) shall be made to the Executive's surviving spouse, or if no surviving spouse, to his estate, in the event that the Company enters into an agreement as to a Change in Control of the Company, and Executive shall die after such agreement is executed but prior to consummation of the Change in Control, which payments shall commence upon, and shall be contingent upon, the actual consummation of the Change in Control. At the election of the Executive, which election is to be made by January 31 of each year and is irrevocable for the year in which made (and once payments commence), such payment may be made in a lump sum or paid in equal bi-weekly (or as frequently as the Company generally pays its employees) installments following the Executive's termination. In the event that no election is made, payment to the Executive will be made on a bi-weekly basis (or as frequently as the Company generally pays its employees). Such payments shall not be reduced in the event Executive obtains other employment following termination. Also upon the occurrence of a Change of Control the Company will continue all benefits described in section 2.3 for a period of 36 months. The obligations of the Company pursuant to this Section 3.3(d) shall be in lieu of any other rights of the Executive hereunder to compensation or benefits in respect of any period before or after the date of such termination and in lieu of any severance payment, and no other compensation of any kind or any other amounts shall be due to the Executive by the Company under this Agreement.

      Notwithstanding the preceding paragraphs of this Section 3.3 (d) in the event that:

             (i)        the aggregate payments or benefits to be made or
                 afforded to Executive under said paragraph would be deemed to include an "excess parachute payment" under section 280G of the Internal Revenue Code of 1986 or any successor thereto, and

             (ii)       If such termination benefits were reduced to an amount
                 (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to (3) times Executives "base amount", as determined in accordance with said Section 280G, and the Non-Triggering Amount would be greater than the aggregate value of the termination benefits (without such reduction) minus the amount of tax required to be paid by Executive thereon by Section 4999 of the Code, then the termination benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the termination benefits provided by Section 3.3 (d) shall be determined by Executive.
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4. Proprietary Information.
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   4.1  The Executive agrees that all information and know how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company and its subsidiaries (collectively, for purposes of this Section 4, the "Company") and not within Executive's possession or knowledge prior to his employment with the Company (collectively, "Proprietary Information"), is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, projects, developments, plans, research data, financial data, personnel data, and lists of borrowers, advertisers, fleet and taxi owners. The Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault of the Executive.

   4.2 The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

   4.3 The Executive agrees that his obligation not to disclose or use Proprietary Information and records of the type set forth herein also extends to such types of Proprietary Information, records and tangible property of borrowers, advertisers, fleet and taxi owners or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's' business.

5. Other Agreements.      The Executive hereby represents  that his performance
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   of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

6. Non-Competition, Non- Solicitation.
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   6.1  Non-solicitation of Employees and Customers. The Executive agrees that during the term of the Executive's employment with the Company and for a period of one year thereafter, the Executive shall not directly or indirectly (i) recruit, solicit or otherwise induce or attempt to induce any employees of the Company or any of its subsidiaries to leave their employment or (ii) call upon, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any borrower, customer licensee, vendor, collaborator or corporate partner of the Company or any of its subsidiaries that had a business relationship with the Company or any of its subsidiaries at the time of termination of Executive's employment with the Company and that did not have a business or personal relationship or was known to Executive prior to his employment with the Company.
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   6.2  Non-competition. The Executive agrees that during the term of the
        Executive's employment with the Company, the Executive shall not directly or indirectly, engage in competition with the Company or any subsidiaries, or own or control any interest in, or act as director, officer or employee of, or consultant to, any firm, corporation or institution directly engaged in competition with the Company or any of its subsidiaries: provided the Company or one of its subsidiaries are actively engaged in such business at the time the Executive's employment by the Company is terminated: and provided that the foregoing shall not prevent the Executive from holding shares as a passive investor in a publicly held company which do not constitute more than 5% of the outstanding shares of such company.

7. Change in Control Protection.    For purposes of this Agreement, a "Change
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   in Control" of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, or any similar item, schedule or form, whether or not the Company is then subject to such reporting requirement.

8.  Miscellaneous.
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   8.1  Notices.  All notices required or permitted under this Agreement shall
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   be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed if to the Executive, at the address shown above and if to the Company at its principal place of business at 437 Madison Avenue, New York, New York 10022, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.1.

   8.2  Pronouns.  Wherever the context may require, any pronouns used in this
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   Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

   8.3  Entire Agreements.  This Agreement constitutes the entire agreement
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   between the parties and supercedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

   8.4  Amendment.  This Agreement may be amended or modified only by a written
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   instrument executed by both the Company and the Executive.

   8.5  Governing Law.  This Agreement shall be construed, interpreted and
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   enforced in accordance with the laws of the State of Delaware.

   8.6  Successors and Assigns.  This Agreement shall be binding upon and inure
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   to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

   8.7  Waivers.  No delay or omission by the Company in exercising any right
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   under this Agreement shall operate as a waiver of that or any other right. A waiver or consent
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   given by the Company on any one occasion shall be effective only in this instance and shall not be construed as a bar or waiver of any right on any other occasion.

   8.8  Captions.  The captions of the sections of this Agreement are for
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   convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

   8.9  Severability.  In case any provision of this Agreement shall be invalid,
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   illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

   8.10  Specific Enforcement.    The parties acknowledge that the Executive's
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   breach of the provisions of Section 4 and 6 of this Agreement will cause irreparable harm to the Company. It is agreed and acknowledged that the remedy of damages will not be adequate for the enforcement of such provisions and that such provisions may be enforced by equitable relief, including injunctive relief, which relief shall be cumulative and in addition to any other relief to which the Company may be entitled.

9.  Arbitration.  Any claims, controversies, demands, disputes or differences
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between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in New York, New York before one or three arbitrators each of which shall be knowledgeable in employment law. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator(s) to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator(s) may be enforced in any court having jurisdiction thereof. If the arbitration decision holds that one party is entirely at fault and the other party is without fault, the party that is without fault shall be entitled to reimbursement of fees and expenses from the losing party that is at fault in an amount not to exceed $50,000.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above

                                    MEDALLION FINANCIAL CORP.


                                    By: /s/ Andrew M. Murstein
                                       ------------------------

                                    Title: President
                                          ---------------------

                                    EXECUTIVE


                                    By: /s/ Allen S. Greene
                                       ------------------------
                                           ALLEN S. GREENE